Exhibit (5)(d)

                                 AMENDMENT NO. 1
                                       TO
                             SUB-ADVISORY AGREEMENT

     WHEREAS, U.S. Bank National Association (formerly known as First Bank National Association), a national banking association organized and existing under the laws of the United States of America (the "Adviser"), and Marvin & Palmer Associates, Inc., a Delaware corporation (the "Sub-Adviser"), previously entered into that Sub-Advisory Agreement dated as of March 28, 1994 (the "Sub-Advisory Agreement"), pursuant to which the Sub-Adviser acts as sub-adviser to International Fund, a separately managed series of First American Investment Funds, Inc., a Maryland corporation.

     WHEREAS, the Adviser and the Sub-Adviser wish to amend certain terms of the Sub-Advisory Agreement.

     NOW, THEREFORE, the Adviser and the Sub-Adviser agree as follows:

         1. Effective January 31, 1998, the first sentence of Paragraph 5 of the Sub-Advisory Agreement is amended to read in its entirely as follows:

     For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee based on an annual rate of 0.75% of the first $100 million of International Fund's average daily net assets; 0.50% of International Fund's average daily assets in excess of $100 million up to $300 million; 0.45% of International Fund's average daily net assets in excess of $300 million up to $500 million; and 0.40% of International Fund's average daily assets in excess of $500 million.

         2. The Sub-Advisory Agreement, as so amended, is hereby confirmed as continuing in full force and effect.

     IN WITNESS WEHREOF, the Adviser and the Sub-Adviser have caused this Amendment No. 1 to be executed by their duly authorized officers as of December 31, 1997.

                         U.S. BANK NATIONAL ASSOCIATION

                         By /s/ Jeff Wilson
                                   Its VP



                         MARVIN & PALMER ASSOCIATES, INC.

                         By /s/ David F. Marvin
                                   Its Chairman